ARTICLES SUPPLEMENTARY
                                       OF
                  PRINCOR TAX-EXEMPT CASH MANAGEMENT FUND, INC.

Princor Tax-Exempt Cash Management Fund, Inc., a Maryland Corporation having its principal office in this state in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: Prior to May 15, 1995 the total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of the par value of one cent ($.01) each and of the aggregate par value of one million dollars ($1,000,000), comprised of twenty-five million (25,000,000) of Class A shares of the par value of one cent ($.01) each and of the aggregate par value of two hundred fifty thousand dollars ($250,000) and twenty-five million (25,000,000) of Class B shares of the par value of one cent ($.01) each and of the aggregate par value of two hundred fifty thousand dollars ($250,000) and fifty million (50,000,000) of unclassified shares of the par value of one cent ($.01) each and of the aggregate par value of five hundred thousand dollars ($500,000). Subsequent to May 15, 1995 the total number of shares of stock which the Corporation shall have authority to issue is one billion (1,000,000,000) shares of the par value of one cent ($.01) each and of the aggregate par value of ten million dollars ($10,000,000), comprised of five hundred million (500,000,000) of Class A shares of the par value of one cent ($.01) each and of the aggregate par value of the five million dollars ($5,000,000) and two hundred million (200,000,000) Class B shares, of the par value of one cent ($.01) each and of the aggregate par value of two million dollars ($2,000,000) and three hundred million (300,000,000) unclassified shares of the par value of one cent ($.01) each and of the aggregate par value of three million dollars ($3,000,000).

         Second: The corporation is registered as an open-end company under the Investment Company Act of 1940.

         Third: The total number of shares of capital stock the corporation has authority to issue has been increased by the board of directors in accordance with Maryland General Corporation Law Section 2-105(c).

         I, Arthur S. Filean, Vice President and Secretary, hereby acknowledge on behalf of Princor Tax-Exempt Cash Management Fund, Inc., that the foregoing Articles of Amendment are the corporate act of said corporation under the penalties of perjury.


                                     Arthur S. Filean
                   By ___________________________________________________
                        Arthur S. Filean, Vice President and Secretary
                        Princor Tax-Exempt Cash Management Fund, Inc.



ATTEST:

            Ernest H. Gillum
By ____________________________________
       Ernest H. Gillum
       Assistant Secretary